Exhibit 99.1
Javelin Pharmaceuticals Initiates Phase 3 Breakthrough Cancer Pain Trial for Intranasal Ketamine
Tuesday July 31, 7:30 am ET
CAMBRIDGE, Mass.—(BUSINESS WIRE)—Javelin Pharmaceuticals (AMEX: JAV — News) today announced dosing of the first patient in a Phase 3 clinical study of PMI-150 (intranasal ketamine) at the Beth Israel Deaconess Medical Center (BIDMC), a teaching hospital of Harvard Medical School. The Principal Investigator is Dr. Zahid Bajwa, Director, Education and clinical pain research, of the BIDMC Comprehensive Cancer Pain Service. The trial is expected to enroll up to 90 patients and is designed to extend published observations by Javelin in a pilot study of PMI-150 in treating breakthrough pain.
“We are excited to dose the first patient in this Phase 3 study evaluating intranasal ketamine for the treatment of breakthrough cancer pain, a widespread problem for which innovative, nonopioid therapies are needed” stated Dr. Bajwa.
The Company has begun to assemble its New Drug Application (NDA) for this same product candidate for an initial indication as an emergency analgesic for military and civilian use, and plans to submit it to the US FDA in 2008. Clinical efficacy trials to support this initial NDA have been completed. A later, supplemental NDA is planned for the indication of breakthrough cancer pain.
About Breakthrough Cancer Pain
According to a leading business intelligence firm, the global breakthrough cancer pain market was valued at $1.2 billion in 2005 and forecast to reach $2.5 billion by 2016. The notable projected increase is attributable to, among other things, unmet clinical need, expanding patient populations and introduction of new products. The Company estimates that about two-thirds of patients with cancer pain experience transient flare-ups of pain — “breakthrough pain” — characterized by episodes of acute, moderate-to-severe pain that suddenly flare up and overcome a standing, by-the-clock pain management regimen with morphine or other opioids.
About the Trial
Up to 90 patients with breakthrough cancer pain from the United States are planned to be randomized in this multicenter, double-blind, crossover, placebo-controlled study. Cancer patients with daily breakthrough pain episodes are eligible for treatment. The primary measure of efficacy is the sum of the differences from initial pain intensity as measured on a 0-10 scale during the first 60 minutes after dosing, In this blinded randomized, cross-over manner study, patients will receive, 7 active and 3 placebo treatments whose identity will not be known to either them or the investigator.
About Ketamine
Ketamine, a non-opiate, is an N-methyl-D-aspartate (NMDA) receptor antagonist that has been in clinical use for over 30 years. Since its approval by the FDA, ketamine has been safely used as an anesthetic in tens of thousands of patients. NMDA receptors are located in the central nervous system and play a role in the perception of acute and chronic pain. Ketamine, at lower doses than those approved for anesthetic use, has been reported in the medical literature to be an effective analgesic for post operative settings, nerve injury pain, and pain during medical procedures, such as burn dressing changes.
About PMI-150 (Intranasal Ketamine)
The Company is developing PMI-150, a proprietary nasal formulation of ketamine, for several intended indications. One indication, for which clinical efficacy trials have been completed, is as an emergency analgesic intended for military and civilian use. The Company anticipates undertaking additional clinical studies aimed at broadening PMI-150’s potential indications. Javelin believes that PMI-150 is optimized for use as a pain medication and may offer a safe, non-opioid alternative for the treatment of moderate-to-severe pain.

Prior randomized, double-blinded, placebo-controlled phase II clinical studies of PMI-150 have demonstrated rapid, statistically significant relief of moderate to severe postoperative and breakthrough pain. Prior study results have been presented at the American Society for Clinical Pharmacology and Therapeutics (Atlanta, 2002), the American Society of Clinical Oncology (Orlando, 2002), and in a plenary session of the Advanced Technology Application for Combat Casualty Care (ATACCC, Orlando, 2003). Following this last presentation, the U.S. Department of Defense awarded the Company approximately $4.3 million in funding extensions to develop PMI-150. This award reflected the need for a fast-acting, noninvasive, and nonsedating alternative to the intravenous and oral medications commonly used for treatment of combat-related injuries.
About Javelin Pharmaceuticals, Inc.
With US corporate headquarters in Cambridge, MA, and a European office in Cambridge, UK, Javelin applies innovative proprietary technologies to develop new drugs and improved formulations of existing drugs to target unmet and underserved medical needs in the pain management market. For additional information, please visit www.javelinpharmaceuticals.com.
Forward-looking Statement
This press release contains forward-looking statements. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA (and foreign equivalent) review process and other governmental regulation, our ability to obtain working capital, our ability to successfully develop and commercialize drug candidates, and competition from other pharmaceutical companies.
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Contact:
Javelin Pharmaceuticals, Inc.
Investor Relations & Media
Rick Pierce, 617-349-4500
VP Investor Relations
rpierce@javelinpharmaceuticals.com
or
Corporate Communications
June Gregg, 617-349-4500
jgregg@javelinpharmaceuticals.com
Fax: 617-349-4505
Source: Javelin Pharmaceuticals, Inc.